UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2005

The Goodyear Tire & Rubber Company
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1144 East Market Street, Akron, Ohio		44316-0001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-796-2121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02. Results of Operations and Financial Condition.

A copy of the news release issued by The Goodyear Tire & Rubber Company ("Goodyear" or the "Company") on Wednesday, February 23, 2005 describing certain expected financial results for the fourth quarter of 2004 is attached hereto as Exhibit 99.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As described in the news release dated February 23, 2005, attached hereto as Exhibit 99, following the filing of its third quarter Form 10-Q on November 9, 2004, which reflected a restatement for out-of-period items identified and disclosed up to that point in time, Goodyear identified additional out-of-period adjustments affecting the third quarter of 2004 and earlier periods. These adjustments are in addition to those included in the restatement previously announced on November 5, 2004. Accordingly, Goodyear will also restate the interim unaudited financial statements included in the Company’s Form 10-Q for the third quarter of 2004. These adjustments are primarily comprised of the following (i) an adjustment to increase income tax expense over the years 2002, 2003 and 2004 to correct the computation of the valuation allowance for deferred tax assets over those periods, (ii) adjustments to the liability and insurance receivable related to asbestos matters which will result in a favorable adjustment to net income, (iii) adjustments resulting from revaluing certain foreign currency-denominated goodwill related to various foreign subsidiaries which will favorably impact net income and (iv) adjustments related to certain account reconciliation and other matters. In the aggregate, these adjustments are not expected to have a material effect on 2004 net income. As part of the restatement, the Company will also correct its consolidated balance sheets.

In addition, on December 30, 2004, the Company announced that it was working to resolve an accounting issue concerning its Australian affiliate, South Pacific Tyres ("SPT"), and that the resolution of the matter could have an impact on the Company’s previously reported financial results. Although the primary focus of this effort was to resolve the accounting treatment of a 10-year supply agreement between the Company and SPT, the Company also noted the possibility that other items having an impact on SPT’s prior period financial statements could arise in the course of the review. As of the date of this Form 8-K, no resolution regarding the SPT matters has been reached. As a result, depending upon the final resolution of the SPT matters, there may be additional adjustments to be included in the restatements described above.

On February 22, 2005, Goodyear’s Audit Committee and senior management discussed the matters disclosed in this report with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and decided to restate its financial statements as described above. Investors should look for the revised financial information regarding the restatement in the Company’s 2004 Form 10-K and its amended 2003 Form 10-K when filed.

Item 8.01. Other Events.

The news release referred to above in Item 2.02 contains the following language concerning certain refinancing activities the Company expects to undertake:

"The company said today that it intends to refinance approximately $3.3 billion of its credit facilities. These include:

· A $1.3 billion asset-based credit facility, due March 31, 2006;
· A $650 million asset-based term loan, due March 31, 2006;
· A $680 million deposit funded credit facility, due September 30, 2007; and
· $650 million in credit facilities for the company’s Goodyear Dunlop Tires Europe affiliate, due April 30, 2005.

Goodyear said it expects to replace these facilities with $3.35 billion in new five-year facilities that will be due in 2010 and include:

· A $1.5 billion asset-based credit facility being arranged by JPMorgan and Citigroup;
· A $1.2 billion second-lien term loan being arranged by JPMorgan and Deutsche Bank; and
· The Euro equivalent of $650 million in credit facilities for the company’s Goodyear Dunlop Tires Europe affiliate being arranged by JPMorgan and BNP Paribas.

These facilities are subject to normal conditions and the execution of definitive documentation. The facilities are expected to close in early April and to carry lower interest rates than those they replace."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Goodyear Tire & Rubber Company

February 28, 2005	By:	Richard J. Kramer

Name: Richard J. Kramer
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99	News Release dated February 23, 2005